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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                      PACIFIC CENTURY FINANCIAL CORPORATION



                          EXHIBIT TO CURRENT REPORT ON
                         FORM 8-K DATED November 3, 2000





                          Commission File Number 1-6887



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                                 NEWS RELEASE

                         [PACIFIC CENTURY LETTERHEAD]

                 MICHAEL E. O'NEILL NAMED CHAIRMAN AND CEO OF
           BANK OF HAWAII AND PACIFIC CENTURY FINANCIAL CORPORATION

                             FOR IMMEDIATE RELEASE


         HONOLULU, HAWAII (November 3, 2000) - The Boards of Directors of Bank of Hawaii and Pacific Century Financial Corporation (PCFC) today announced that Michael E. O'Neill has been appointed a director of both boards and the institutions' new chairman and chief executive officer. O'Neill, 54, succeeds Lawrence M. Johnson, 60, who announced in August his intention to retire following the naming of his successor.

         O'Neill, who is PCFC's seventh chairman, is the former vice chairman and chief financial officer of Bank of America. Subsequent to Bank of America's merger with Nations Bank in September 1998, O'Neill was a member of the company's six-person Policy Committee and was responsible for planning and implementing the integration of the two banks. He left Bank of America in February 1999 to become chief executive officer of Britain's Barclays PLC, one of the ten largest banking companies in the world. He resigned in April due to an illness from which he has fully recovered. In his nearly 30 years in the banking industry, O'Neill has lived and worked extensively in Europe and Asia as well as the U.S. Mainland.

         "I'm excited and enthusiastic about moving to Hawaii and joining Bank of Hawaii (PCFC)," said O'Neill. "Bank of Hawaii has a long and proud history and is uniquely positioned within its regional markets. I did a lot of due diligence before accepting this position and am very enthusiastic about the opportunities and potential of our organization. I recognize we face some challenges but also feel we're prepared to deal with them in a timely and forceful manner."

         In August, the Board of Directors initiated an international search for a new chairman and CEO.

                                   - more -

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Page 2
Michael E. O'Neill


         Mary Bitterman, president of KQED in San Francisco and lead director of PCFC, said, "Michael O'Neill enjoys an outstanding reputation among senior executives in the industry. The Board is pleased to appoint such a proven leader who brings international experience and an outstanding track record of accomplishments. We know among his priorities will be to aggressively deal with the credit quality issues as well as regain shareholders' confidence.

         "The Board appreciates Larry Johnson's many years of dedicated service to the bank and his commitment to its shareholders, customers, employees and the communities it serves."

         Richard J. Dahl will continue to serve as president and chief operating officer of Bank of Hawaii and PCFC.

         O'Neill was born in Santa Monica, Calif. but spent much of his youth in Europe and Asia. He received his Bachelor of Arts from Princeton University in 1969 and his MBA from the Colgate Darden School of the University of Virginia in 1974. O'Neill served as a lieutenant in the United States Marine Corps from 1969 to 1971. He and his wife, Trish, have two sons.

         Pacific Century Financial Corporation is a $13.9 billion regional financial services holding company with locations throughout the Pacific region. Pacific Century and its subsidiaries provide varied financial services to businesses, governments and consumers in four principal markets:
Hawaii and the West Pacific, South Pacific, Asia and selected markets on the U.S. Mainland. Pacific Century's principal subsidiary, Bank of Hawaii, is the largest commercial bank in the state of Hawaii.

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